Exhibit 99.1

Press Release New York

SOTHEBY’S ANNOUNCES 2011 FIRST QUARTER RESULTS

•          First Quarter Revenues Increase 17% to $119.6 million

•          First Quarter Profitable with Net Income of $2.4 million as compared to a Net Loss of ($2.2) million in the prior year

May 9, 2011, New York — Sotheby’s (NYSE: BID) today announced results for the first quarter ended March 31, 2011.

The first quarter has traditionally been a loss period for the Company because of the seasonal nature of the art auction market. However, for the first quarter of 2011, the Company is reporting net income of $2.4 million, or $0.03 per share, as compared to a net loss of ($2.2) million or ($0.03) per share in the prior year. This improvement is principally due to higher auction commission revenues resulting from a 23% increase in net auction sales, partially offset by a decline in auction commission margin from 17.2% to 16.4%, which is attributable to sales mix. In the first quarter, there was an increase in works of art sold in the upper price bands, including a 63% increase in the number of works sold over $1 million (from 62 to 101 lots). Competitive pressures to win these high value consignments resulted in lower commission margins as Sotheby’s sales approached the peak levels of 2006 - 2008.

The improvement vs. 2010 is partially offset by a $14.7 million, or 16%, increase in operating expenses. A portion of this increase ($4.2 million) is attributable to higher dealer cost of sales principally due to $2.6 million in inventory writedowns and increased dealer sales revenues. Total operating expenses, excluding dealer cost of sales, increased $10.5 million, or 11%*, from the prior period. First quarter results also benefited from a recovery of $3.0 million as a result of the resolution of a litigation matter. This recovery relates to interest earned on the overdue balance ($2.2 million), compensation for lost auction commissions ($0.4 million) and the partial reimbursement of legal fees ($0.4 million).

“This is one of our best first quarters on record,” said Bill Ruprecht, President and Chief Executive Officer of Sotheby’s. “It is all the more impressive given the outstanding first quarter of 2010, which included one work by Giacometti which sold for an unprecedented $104.3 million.

“Sales are up year to date by 31%, continuing the positive momentum into the second quarter of 2011,” continued Mr. Ruprecht. “Our Hong Kong sales have been a major contributor, bringing a record total of $447 million, near the high end of the pre-sale estimate and showing the depth and breadth of wealth in that region. And our Impressionist and Modern Art sales last week brought a solid $209.5 million with works that were fairly and conservatively estimated bringing particularly strong prices.

“Going forward, we are very pleased with the quality of the works we are able to offer at Sotheby’s around the world, concluded Mr. Ruprecht. “We have a number of outstanding works on offer in our New York Contemporary Art sales which begin this evening and will continue into a second evening sale tomorrow. An important collection of Chinese Paintings will take place in Hong Kong at the end of May and we have excellent sales in London later this spring, which include major paintings by Schiele and Guardi as well as the Duerckheim Collection, a significant collection of German Art.”

Second Quarter Sales

Our Impressionist and Modern Art sales brought $209.5 million, above the pre-sale low estimate of $194 million. Works by Pablo Picasso highlighted the top lots from the evening sale, with eight of his works selling that night. The star was Femmes lisant (Deux personnages), a portrait of Picasso’s mistress from the 1930s, Marie-Thérèse Walter, which brought $21.4 million. Other standouts were Alexej von Jawlensky’s Woman with a Green Fan and Paul Gauguin’s sculpture, Jeune tahitienne which brought $11.3 million each. Gauguin’s sculpture broke the record for the artist at auction for sculpture and brought more than seven times the previous record.

Our April sales in Hong Kong brought a total of $447 million, a 75% increase from last year’s total of $256 million and the highest total ever for a sales series in Hong Kong. Virtually every day saw records broken, including a record for any work of Contemporary Chinese Art, as well as the highest totals at Sotheby’s Hong Kong for the sale categories of Fine Chinese Paintings, 20th Century Chinese Art, Modern and Contemporary Southeast Asian Paintings, Watches and Wine.

Arts of the Islamic World sales were held last month in London with tremendous results. Beginning with part one of the Cary Welch Collection of Islamic and Indian Art, the star lot of that sale was one of the most famous illustrated Persian manuscripts ever produced, the Shahnameh of Shah Tahmasp. The work sold for $12.2 million, more than double the pre-sale estimate and the sale brought a total of $34.2 million, almost four times the pre-sale estimate. The various owner Arts of the Islamic World sale brought a remarkable $26.4 million, bringing the series total to an outstanding $60.6 million, more than double last year’s total.

Our Magnificent Jewels sale in New York last month brought an exceptional $39.4 million, above the pre-sale high estimate of $35.6 million and the highest total ever for a spring jewelry auction at Sotheby’s New York. Highlighting the sale were wonderful pieces from a private collection that featured romantic diamonds and fabulous Cartier designs from the firm’s creative peak that brought $7.9 million, more than double the pre-sale high estimate.

Upcoming Sales

We begin our New York Contemporary Art series tonight with the single owner sale of the Allan Stone Collection which includes works by Wayne Thiebaud, Willem de Kooning, John Chamberlain, Franz Kline, Joseph Cornell and others, and is estimated to bring a total of $34/48 million. Our various owner sale of Contemporary Art tomorrow evening is highlighted by Jeff Koons’ Pink Panther and Andy Warhols’ Sixteen Jackies, each of which has a pre-sale estimate of $20/30 million. The entire sales series, including the Stone Collection, has a total pre-sale estimate of $207/293 million.

On May 31st in Hong Kong, we are excited to offer The Mei Yun Tang Collection of Paintings by Zhang Daqian, assembled by the late Mr. Kao Ling-mei and his wife Jan Yun-bor. The sale features 25 prominent modern Chinese paintings which are internationally recognized as the most preeminent and comprehensive private collection of Zhang Daqian’s paintings since the

1940s. This sale will mark the first time ever these works have been offered for sale and the paintings have a combined pre-sale estimate in excess of $16 million.

Our June Impressionist and Contemporary Art sales in London are highlighted by one of the most important oils by celebrated Austrian artist Egon Schiele ever to come to the market. Häuser mit bunter Wäsche,”Vorstadt” II, of 1914 ranks among just a small number of significant cityscapes by Schiele remaining in private hands. The painting will be offered in the Impressionist and Modern Art evening sale on June 22nd and has a pre-sale estimate of $36/50 million.

Also highlighting our London sales is the Duerckheim Collection, a collection of the most significant and defining German Art of the 1960s and 1970s ever to come to market. The collection features the most important paintings by Georg Baselitz from the 1960s in private hands; an outstanding history of Gerhard Richter’s early Photo-paintings; and notably rare and early works by Sigmar Polke, Blinky Palermo, Konrad Lueg, Jörg Immendorff and Eugen Schönebeck, among others. The collection has a pre-sale estimate in excess of $53 million and will be included in the Contemporary Art series.

On July 6th, in our London Old Master Paintings sale, we are excited to be able to offer one of the most exceptional Venetian View Paintings ever executed – Francesco Guardi’s Venice, a view of the Rialto Bridge from the Fondamenta del Carbon. Monumental in scale at 45¼ by 78½ inches, it is one of four works that Guardi painted on this grand scale, all executed at around the same time in the late 1760s. Together, these works constitute the pinnacle of Guardi’s output as a painter of vedute and they are generally considered to be Guardi’s greatest works – the first and fullest expression of the artist’s mature style. This painting has a pre-sale estimate of $30 million.

Contacts:
Press Department | 212 606 7176 | Diana Phillips | Diana.Phillips@Sothebys.com
Press Department | +44 (0)20 7293 5168 | Matthew Weigman | Matthew.Weigman@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

*Non-GAAP financial measure. See Appendix B for a reconciliation of the non-GAAP financial measures in this release to the comparable GAAP amounts.
Note: Estimates do not include buyer’s premium.

About Sotheby’s
Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in six other salesrooms around the world. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Financial Tables Follow

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. In addition, an outline of the conference call will be available at http://investor.shareholder.com/bid/events.cfm.

Sotheby’s earnings conference call will take place on Monday, May 9, 2011, at 4:45 PM EDT. Domestic callers should dial: 888-371-8897 and international callers should dial: 970-315-0479. The call reservation number is 63460593.

To listen to the conference call via web cast, please go to http://investor.shareholder.com/bid/events.cfm You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins. The web cast will be available for replay for two weeks after the call.

APPENDIX A

SOTHEBY’S
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended

	March 31, 2011	March 31, 2010

Revenues:
Auction and related revenues	$110,361	$95,627
Finance revenues	2,915	2,613
Dealer revenues	4,615	2,520
License fee revenues	1,441	705
Other revenues	250	414

Total revenues	119,582	101,879

Expenses:
Direct costs of services	8,919	6,871
Dealer cost of sales	5,943	1,788
Marketing expenses	4,540	2,965
Salaries and related costs	51,958	46,618
General and administrative expenses	33,168	31,362
Depreciation and amortization expense	4,101	4,371

Total expenses	108,629	93,975

Operating income	10,953	7,904

Interest income	2,590	353
Interest expense	(10,388)	(11,619)
Other income	396	61

Income (loss) before taxes	3,551	(3,301)
Equity in (losses) earnings of investees, net of taxes	(99)	208
Income tax expense (benefit)	1,031	(916)

Net income (loss)	$2,421	$(2,177)

Basic and diluted earnings (loss) per share - Sotheby’s common shareholders	$0.04	$(0.03)

Diluted earnings (loss) per share - Sotheby’s common shareholders	$0.03	$(0.03)

Weighted average basic shares outstanding	66,968	65,995

Weighted average diluted shares outstanding	69,007	65,995

Cash dividends paid per common share	$0.05	$0.05

APPENDIX B

SOTHEBY’S
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by * are to “adjusted” non-GAAP financial measures. Total Expenses Excluding Dealer Cost of Sales is not a GAAP financial measure and should not be considered as an alternative to Total Expenses calculated in accordance with GAAP. Management believes that the use of the non-GAAP financial measure presented in this release enables management and investors to evaluate the Company’s results from operations, and in particular, its operating expenses, in a more meaningful way. Management also utilizes the non-GAAP financial measure presented in this release in analyzing the Company’s performance. A reconciliation of the non-GAAP financial measure used in this release to the comparable GAAP amount is included below (in thousands of dollars).

	Three Months Ended
			Favorable/(Unfavorable)
	March 31, 2011	March 31, 2010
			$ Change	% Change

Total Expenses	$108,629	$93,975	($14,654)	-16%

Adjustments:
Dealer cost of sales	5,943	1,788	($4,155)	-232%

Total Expenses Excluding Dealer Cost of Sales	$102,686	$92,187	($10,499)	-11%